UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 25, 2009
Date of Report (Date of earliest event reported)

NOVASTAR FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)

(816) 237-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2009, NovaStar Financial, Inc. (the “Company”) entered into a Release and Settlement Agreement (the “Agreement”) with EHMD, LLC, EHD Holdings, LLC and EHD Properties, LLC (collectively, “EHD”) to settle the lease dispute on the Company’s former principal office space. Under the terms of the Agreement, the Company agreed to pay to EHD the sum of $5 million in satisfaction and payment of past due rent and other charges and expenses due under the lease. The Agreement further provides for the mutual release by the parties of all claims arising under the lease and the dismissal, with prejudice, of the lawsuits filed by the parties (consolidated as Case No. 0816-CV2258 in the Circuit Court of Jackson County, Missouri (the “Consolidated Lawsuit”)). The Agreement does not constitute an admission of liability by the Company or EHD for any claims made in the Consolidated Lawsuit.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Events.

At the Company’s Annual Meeting of Shareholders on June 25, 2009, the holders of the Company’s 8.90% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) elected Howard Amster and Barry Igdaloff as directors of the Company to serve until such time that that all dividends accumulated and due on the Series C Preferred Stock have been paid fully paid. As certified by the Inspector of Election for the meeting, a quorum was present and the results of the voting were as follows:

NAME	FOR	AGAINST	ABSTAIN
Howard Amster	1,060,296	71,000	157,822
Barry Igdaloff	1,158,456	72,800	149,041
Glenn S. Gardipee	122,093	87,517	440,994
Frankie Adamo	9,300	89,350	444,582
Philip F. Sidotti	4,376	92,474	444,882
Bridget B. Bruch	16,557	138,508	395,665
Paul J. Floto	438,565	65,881	327,823

Item 9.01 Financial Statements and Exhibits.

10.1	Release and Settlement Agreement dated as of June 30, 2009 by and between NovaStar Financial, Inc. and EHMD, LLC, EHD Holdings, LLC and EHD Properties, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVASTAR FINANCIAL, INC.

DATE: July 1, 2009	/s/ Rodney E. Schwatken
Rodney E. Schwatken
Chief Financial Officer